EXHIBIT 10.36




                           PURCHASE AND SALE CONTRACT
                                    BETWEEN
                    JOHNSTOWN/CONSOLIDATED INCOME PARTNERS,
                       A CALIFORNIA LIMITED PARTNERSHIP,
                                   AS SELLER
                                      AND
                         EVEREST STORAGE HOLDINGS, LLC,
                    A CALIFORNIA LIMITED LIABILITY COMPANY,
                                  AS PURCHASER


                               TABLE OF CONTENTS
                                                                            Page
ARTICLE 1 DEFINED TERMS                                                      2
ARTICLE 2 PURCHASE AND SALE OF PROPERTY                                      5
ARTICLE 3 PURCHASE PRICE & DEPOSIT                                           6
ARTICLE 4 FINANCING                                                          5
ARTICLE 5 FEASIBILITY PERIOD                                                 8
ARTICLE 6 TITLE                                                             12
ARTICLE 7 CLOSING                                                           15
ARTICLE 8 REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AND PURCHASER
          20
ARTICLE 9 CONDITIONS PRECEDENT TO CLOSING                                   27
ARTICLE 10 BROKERAGE                                                        29
ARTICLE 11 POSSESSION                                                       29
ARTICLE 12 DEFAULTS AND REMEDIES                                            30
ARTICLE 13 RISK OF LOSS OR CASUALTY                                         31
ARTICLE 14 RATIFICATION                                                     32
ARTICLE 15 EMINENT DOMAIN                                                   32
ARTICLE 16 MISCELLANEOUS                                                    33

                                PURCHASE AND SALE CONTRACT

     THIS PURCHASE AND SALE CONTRACT ("PURCHASE CONTRACT") is entered into as of the 2nd day of July, 1999, by and among Johnstown/Consolidated Income Partners, a California limited partnership, having a principal address at c/o AIMCO, 1873 South Bellaire Street, Suite 1700, Denver, Colorado 80222 ("SELLER"), and Everest Storage Holdings, LLC a California limited liability company, having a principal address at 199 South Los Robles Avenue, Suite 440, Pasadena, California 91101 ("PURCHASER").
     NOW, THEREFORE WITNESSETH: That for and in consideration of mutual covenants and agreements hereinafter set forth, Seller and Purchaser hereby agree as follows:
                                    RECITALS
R-1. Seller owns certain real estate, improvements and related property located in Davie, Florida.
R-2. Purchaser desires to purchase and pay to Seller the Purchase Price and Seller has agreed to sell the Property (as defined below) to Purchaser, on the terms and conditions set forth herein.
                                   ARTICLE 1
                                 DEFINED TERMS
1.1 Terms with initial capital letters in this Purchase Contract shall have the meanings set forth in this Article 1.
1.1.1 "BUSINESS DAY" means any day other than a Saturday or Sunday or federal holiday or legal holiday in the State of Florida.
1.1.2 "CLOSING" means the consummation of the purchase and sale and related transactions contemplated by this Purchase Contract in accordance with the terms and conditions of this Purchase Contract.
1.1.3 "CLOSING DATE" means the date set forth in Section 7.1.1 on which the Closing of the conveyance of the Property is required to be held under the terms and conditions of this Purchase Contract and on which date full payment of the Purchase Price for the Property shall have been paid to and received by Seller in immediately available U.S. funds.
1.1.4 "COMMERCIAL LEASE(S)" means the interest of Seller in and to all rental agreements, leases, subleases and other occupancy agreements, whether or not of record, which provide for the use or occupancy of space or facilities on or relating to the Property and which are in force as of the Effective Date, including but not limited to those items set forth on the rent roll attached hereto as Exhibit 1.1.4, including any new rental agreements, leases, subleases and other occupancy agreements entered into in the ordinary course of business between the Effective Date and the Closing Date.
1.1.5 "EFFECTIVE DATE" means the date on which Seller signs this Purchase Contract, thereby accepting the Purchase Contract, and provides Notice to Purchaser.
1.1.6 "FIXTURES AND TANGIBLE PERSONAL PROPERTY" means all fixtures, furniture, furnishings, fittings, equipment, machinery, apparatus, appliances and other articles of personal property now located on the Land or in the Improvements as of the Effective Date and used or usable in connection with any present or future occupation or operation of all or any part of the Property as set forth in Exhibit 1.1.6. The term "FIXTURES AND TANGIBLE PERSONAL PROPERTY" does not include (i) equipment leased by Seller and the interest of Seller in any equipment provided to the Property for use, but not owned or leased by Seller, or (ii) property owned or leased by Tenants and guests, employees or other persons furnishing goods or services to the Property, or (iii) property and equipment owned by Seller, which in the ordinary course of business of the Property is not used principally for the business, operation or management of the Property.
1.1.7 "IMPROVEMENTS" means all buildings and improvements, located on the Land taken "as is" containing approximately 62,240 square feet of self-storage space.
1.1.8 "LAND" means all of that certain tract of land located in Davie, Florida commonly known as Davie Self Storage, located at 5370 South University Drive, Davie, Florida 33328, more particularly described in Exhibit A attached hereto and made a part hereof, and all rights, privileges and appurtenances pertaining thereto.
1.1.9 "MISCELLANEOUS PROPERTY ASSETS" means all contract rights, leases, concessions, warranties, plans, drawings, and other items of intangible personal property relating to the ownership or operation of the Property and owned by Seller, excluding, however, (i) receivables, (ii) Property Contracts, (iii) Commercial Leases, (iv) Permits, (v) cash or other funds, whether in petty cash or house "banks," or on deposit in bank accounts or in transit for deposit, (vi) refunds, rebates or other claims, or any interest thereon, for periods or events occurring prior to the Closing Date, (vii) utility and similar deposits, or (viii) insurance or other prepaid items.
1.1.10    "NOTICE" shall have the meaning ascribed thereto in Section 16.6.
1.1.11 "PERMITS" means all licenses and permits other than Excluded Permits granted by governmental authorities having jurisdiction over the Property in respect of the matter to which the applicable license or permit applies and owned by Seller and used in or relating to the ownership, occupancy or operation of the Property or any part thereof ("EXCLUDED PERMITS" means those Permits which, under applicable law, are nontransferable or transferable only with consent and such consent shall not have been obtained after reasonable efforts by Seller.).
1.1.12 "PERMITTED EXCEPTIONS" means those exceptions or conditions permitted to encumber the title to the Property in accordance with the provisions of
     Section 6.2.
1.1.13 "PROPERTY" means the Land, Improvements and all rights of Seller relating to the Land and the Improvements, including without limitation, all right, title and interest of Seller, if any, in and to (i) any strips and gores adjacent to the Land and any land lying in the bed of any street, road, or avenue opened or proposed, in front of or adjoining the Land, to the center line thereof, (ii) any unpaid award for any taking by condemnation or any damage to the Property by reason of a change of grade of any street or highway, (iii) all of the easements, rights, privileges, and appurtenances belonging or in any way appertaining to the Property,
     (iv) all Fixtures and Tangible Personal Property, (v) the right, if any and only to the extent transferable, of Seller in any Property Contracts and Commercial Leases, Permits (other than Excluded Permits) and the Miscellaneous Property Assets owned by Seller which are located on the Property and used in its operation, and (vi) any water rights or mineral rights, appurtenant to the Land.
1.1.14 "PROPERTY CONTRACTS" means all purchase orders, maintenance, service, or utility contracts and similar contracts (except Commercial Leases, which shall be assumed by Purchaser at Closing) set forth on Exhibit 1.1.14, and any contracts entered into after the Effective Date in accordance with
     Section 8.1.5.2, which relate to the ownership, maintenance, construction or repair and/or operation of the Property.
1.1.15 "PURCHASE CONTRACT" means this Purchase and Sale Contract by and between Seller and Purchaser.
1.1.16 "PURCHASE PRICE" means the total consideration to be paid by Purchaser to Seller for the purchase of the Property.
1.1.17    "SURVEY" shall have the meaning ascribed thereto in Section 6.4.
1.1.18 "TENANT" means any person or entity entitled to occupy any portion of the Property under a Commercial Lease.
1.1.19 "TITLE COMMITMENT" or "TITLE COMMITMENTS" shall have the meaning ascribed thereto in Section 6.1.
1.1.20    "TITLE INSURER" shall have the meaning set forth in Section 6.1.

                                  ARTICLE 2

                        PURCHASE AND SALE OF PROPERTY
2.1 Purchase and Sale of Property. Seller agrees to sell and convey the Property to Purchaser and Purchaser agrees to purchase the Property from Seller, in accordance with the terms and conditions set forth in this Purchase Contract.

                                   ARTICLE 3

                            PURCHASE PRICE & DEPOSIT
3.1 Purchase Price and Deposit. The total purchase price ("PURCHASE PRICE") for the Property shall be Four Million Eight Hundred Ninety-Four Thousand and No/100 Dollars ($4,894.000.00), which shall be paid by Purchaser, as follows:
3.1.1 Within five (5) days following the Effective Date, Purchaser shall deliver to Fidelity National Title Insurance Company, Bank of America Center, 700 Louisiana, Suite 2600, Houston, Texas 77002 ("ESCROW AGENT" or the "TITLE COMPANY") a deposit in the sum of Twenty-Five Thousand and No/100 Dollars ($25,000.00) in cash; and provided this Purchase Contract has not been earlier terminated as provided herein, Purchaser shall on or prior to the date of expiration of the Feasibility Period (as defined in Section 5.1), deliver an additional deposit of Seventy-Five Thousand and No/100 Dollars ($75,000.00) in cash to the Escrow Agent (such sums being hereinafter referred to collectively and individually as the "DEPOSIT"), to be held and disbursed by Escrow Agent pursuant to the terms of an escrow agreement (the "ESCROW AGREEMENT") in the form attached hereto as Exhibit B. Purchaser and Seller each approve and shall execute the Escrow Agreement concurrently with the execution of this Purchase Contract.
3.1.2 The Escrow Agent shall hold the Deposit and make delivery of the Deposit to the party entitled thereto under the terms of the Escrow Agreement. Escrow Agent shall invest the Deposit in such short-term, high-grade securities, interest-bearing bank accounts, money market funds or accounts, bank certificates of deposit or bank repurchase agreements as Escrow Agent, in its discretion, deems suitable (provided that Escrow Agent shall invest the Deposit as jointly directed by Seller and Purchaser should Seller and Purchaser each in their respective sole discretion determine to issue such joint investment instructions to the Escrow Agent), and all interest and income thereon shall become part of the Deposit and shall be remitted to the party entitled to the Deposit, as set forth below.
3.1.3 If the sale of the Property is closed by the date fixed therefor (or any extension date provided for by the mutual written consent of the parties hereto, given or withheld in their respective sole discretion), monies held as the Deposit shall be applied toward the Purchase Price (and paid over to the Seller) on the date of Closing. If the sale of the Property is not closed by the date fixed therefor (or any such extension date) owing to failure of satisfaction of a condition precedent to Purchaser's obligations, the Deposit shall be returned and refunded to Purchaser and neither party shall have any further liability hereunder except as expressly stated herein, and subject to and except for Purchaser's liability under Sections 5.3 and 5.4.
3.1.4 If the sale of the Property fails to close on the Closing Date (or any such extension date) due to a failure of performance by Seller, Purchaser shall be entitled to the remedies set forth in Article 12 hereof. If the sale of the Property fails to close on the Closing Date (or any such extension date) due to a failure of performance by Purchaser, the Deposit shall be forfeited by Purchaser and the sum thereof shall go to Seller forthwith as liquidated damages for the lost opportunity costs and transaction expenses incurred by Seller, as more fully set forth in
     Article 12 below.
3.2 Purchase Price. On the Closing Date, Purchaser shall pay Seller the amount of Four Million Eight Hundred Ninety-Four Thousand and No/100 Dollars ($4,894,000.00), subject to credit and adjustment as provided herein, in cash or by wire-transfer of current funds pursuant to wire instructions provided by Seller.

                                   ARTICLE 4
                                   FINANCING
4.1 Financing of Purchaser. Purchaser assumes full responsibility to expeditiously and diligently initiate and pursue all steps necessary to obtain appropriate financing for purchase of the Property. In no event shall Purchaser's ability to obtain financing to purchase the Property for the Purchase Price upon the terms and conditions contained herein be a condition precedent to Closing.

                                        ARTICLE 5
                                   FEASIBILITY PERIOD

5.1 Due Diligence and Feasibility Period. Subject to the rights of the Tenants and the terms of Sections 5.3 and 5.4 below, for forty-five (45) calendar days following the date Purchaser receives the documents described in Sections 5.1.5 and 8.1.5.4 (the "FEASIBILITY PERIOD"), Purchaser, and its agents, contractors, engineers, surveyors, attorneys, and employees (collectively, "CONSULTANTS") shall have the right from time to time upon reasonable advance notice to Seller to enter onto the Property:
5.1.1 To conduct and make any and all customary studies, tests, examinations and inspections, or investigations of or concerning the Property and its ownership and operation (including without limitation, engineering and feasibility studies, evaluation of drainage and flood plain, soil tests for bearing capacity and percolation and surveys, including topographical surveys). Notwithstanding the foregoing, in no event shall Purchaser conduct any invasive environmental assessment test of the Property without the prior written consent of Seller, which consent may be withheld, in Seller's sole discretion.
5.1.2 To confirm any and all matters which Purchaser may reasonably desire to confirm with respect to the Property.
5.1.3 To ascertain and confirm the suitability of the Property for Purchaser's intended use of the Property.
5.1.4 To review and copy and to independently analyze and verify, (i) to the extent in Seller's possession or control, all books and records pertaining to operation of the Property (or duplicate copies thereof), including but not limited to current operating statements for the calendar years 1997, 1998 and the first quarter of 1999, (ii) to the extent in Seller's possession or control, plans, specifications, and engineering and/or architectural drawings of the Improvements and systems of the Property or any part of the Property (or duplicate copies thereof), (iii) to the extent in Seller's possession or control, any boundary and "as-built" surveys of the Land and Improvements, any title insurance policies or appraisals,
     (iv) to the extent in Seller's possession or control, any environmental reports relating to the Property, (v) copies of Commercial Leases in effect as of Closing and all amendments thereto, (vi) copies of Property Contracts in effect as of Closing and assumed by Purchaser, and (vii) to the extent in Seller's possession or control, any Permits and Excluded Permits.
5.1.5 Seller will provide Purchaser after the Effective Date the following documents ("SELLER'S DOCUMENTS"): (a) the documents described in clauses
     (ii), (iii), (iv), (vi) and (vii) of Section 5.1.4, (b) a current rent roll and accounts receivable list, (c) the current standard form of Commercial Lease, (d) to the extent in Seller's possession and control, copies of current real property tax assessments and utility statements, and (e) current operating statements for the calendar years 1997 and 1998 and the first quarter of 1999 (the "Operating Statements").
5.2 Termination and Cure Rights. Should the results of any of the matters referred to in Section 5.1 above appear unsatisfactory to Purchaser for any reason, including any defects in title related to the Permitted Exceptions (as defined in Section 6.2), then Purchaser shall have the right to terminate this Purchase Contract by giving written Notice to that effect to Seller and Escrow Agent on or before 5:00 p.m. Pacific Time on the date of expiration of the Feasibility Period. If Purchaser exercises such right to terminate as provided in this Section 5.2, this Purchase Contract shall terminate and be of no further force and effect, except as otherwise expressly stated herein, and subject to and except for Purchaser's liability under Sections 5.3 and 5.4, and Escrow Agent shall promptly return the Deposit to Purchaser. Purchaser shall, within ten (10) days of such termination, deliver to Seller copies of all feasibility studies, surveys, engineering reports and all other information obtained by Purchaser with respect to the Property, which requirement shall survive the termination of this Purchase Contract. In the event Seller does not receive such Notice of Purchaser's disapproval on or before the 5:00 p.m. Pacific Time on the date of expiration of the Feasibility Period, the Property shall be deemed satisfactory to Purchaser, and Purchaser shall be deemed conclusively to have waived its termination rights under this
     Section 5.2 and this Purchase Contract shall remain in full force and effect and Purchaser's obligation to purchase the Property shall be noncontingent and unconditional except only for satisfaction of the conditions expressly stated in this Article 5 and in Article 9.
5.3 Confidentiality. Any and all information provided by Seller to Purchaser or obtained by Purchaser relating to the Property in the course of its inspections or review under or in connection with the rights under
     Section 5.1, including, without limitation, any environmental assessment or audit, shall be treated as confidential information by Purchaser and Purchaser shall instruct all of its Consultants to the confidentiality of all such information. Purchaser will not, except with the express prior written consent of Seller, directly or indirectly, (i) disclose or permit the disclosure of any information to any person or entity, except persons who are bound to observe the terms hereof, or (ii) use or permit the use of all information pertaining to the Property (1) in any way detrimental to the Seller or (2) for any purpose other than evaluating the contemplated purchase of the Property. Purchaser agrees, that if the Closing does not occur, Purchaser will promptly return to the Seller or its authorized agent all written or tangible information pertaining to the Property, including all copies or extracts thereof, and all notes based upon the information. Purchaser shall be strictly liable for all costs and expenses, and/or damage or injury to any person or property resulting from any such review or inspection, and whether Seller or its authorized agents shall have been present at the same or shall have consented to the same, or any failure to keep all such information confidential, whether occasioned by the acts of Purchaser or any of its Consultants, and Purchaser agrees to indemnify and hold harmless Seller from any liability, claims or expenses (including, without limitation, mechanic's or construction liens and/or reasonable attorneys' fees) resulting therefrom, except any claims, damages, costs or liability which arise from preexisting conditions of the Property or from the negligence of Seller. Except as specifically provided in this Purchase Contract, neither the Seller, nor any of its officers, directors, employees, agents or representatives, shall be deemed to make or to have made any representation or warranty as to the accuracy or completeness of any information pertaining to the Property or whether or not the information provided constitutes all of the information available to the Seller; and neither the Seller nor any of its officers, directors, employees, representatives or agents shall have any liability resulting from Purchaser's use of any information pertaining to the Property. Notwithstanding anything to the contrary set forth in this Agreement, the obligations of Purchaser set forth in this Section 5.3 shall survive the Closing or the termination of this Agreement, as applicable.
5.4 Indemnification of Seller. Purchaser shall indemnify and hold Seller harmless for any actions taken by Purchaser and its Consultants on the Property. Purchaser shall indemnify, defend (with attorneys selected by Seller) and hold Seller harmless from any and all claims, damages, costs and liability which may arise due to such entries, surveys, tests, investigations and the like, except any claims, damages, costs, or liability which arise from preexisting conditions of the Property or from the negligence of Seller. Seller shall have the right, without limitation, to disapprove any and all entries, surveys, tests, investigations and the like that in its reasonable judgment could result in any injury to the Property or breach of any agreement, or expose Seller to any liability, costs, liens or violations of applicable law, or otherwise adversely affect the Property or Seller's interest therein. No consent by the Seller to any such activity shall be deemed to constitute a waiver by Seller or assumption of liability or risk by Seller. The provisions of this Section
     5.4 shall survive Closing or the earlier termination of this Purchase Contract.
5.5 Insurance of Purchaser. Purchaser shall maintain casualty insurance and comprehensive public liability insurance with broad form contractual and personal injury liability endorsements with respect to the Property and Purchaser's activities carried on therein. Such liability insurance shall provide coverages of not less than $1,000,000.00 for injury or death to any one person and $3,000,000.00 for injury or death to more than one person and $500,000.00 with respect to property damage, by water or otherwise.
5.6 Condition of Property. Purchaser hereby agrees to restore the Property to the same condition existing immediately prior to Purchaser's exercise of its rights pursuant to this Article 5 at Purchaser's sole cost and expense. Purchaser shall not permit any mechanic's or materialmen's liens or any other liens to attach to the Property by reason of the performance of any work or the purchase of any materials by Purchaser or any other party in connection with any studies or tests conducted by or for Purchaser.
5.7 Exercise of Due Care. Purchaser shall permit Seller to have a representative present during all investigations and inspections conducted with respect to the Property. Purchaser shall take all reasonable actions and implement all reasonable protections necessary to ensure that all actions taken in connection with the investigations and inspections of the Property, and all equipment, materials and substances generated, used or brought onto the Property pose no material threat to the safety of persons or the environment and cause no damage to the Property or other property of Seller or other persons.
                                   ARTICLE 6
                                     TITLE

6.1 Title. Seller shall within ten (10) days of the Effective Date secure a commitment for title insurance for the Property in an amount equal to the Purchase Price ("TITLE COMMITMENT") issued by Fidelity National Title Insurance Company ("TITLE INSURER") for an owner's title insurance policy on the most recent standard American Land Title Association ("ALTA") Policy form ("POLICY"), together with legible copies of all instruments identified as exceptions therein. Purchaser agrees that it shall be solely responsible for payment of all costs relating to the procurement of the Title Commitment, review of title and the issuance of policies of title insurance, including but not limited to, the owner's title policy, the lender's title policy, and any endorsements thereto.
6.2 Permitted Exceptions. Purchaser agrees to accept title to the Land and Improvements, so long as the same is insurable at ordinary rates. Provided Purchaser has not previously terminated this Purchase Contract pursuant to
     Section 5.2, Purchaser agrees to accept title to the Land and Improvements by special warranty deed subject to the Permitted Exceptions ("SPECIAL WARRANTY DEED"). The term "PERMITTED EXCEPTIONS" shall mean the following, all of which shall be deemed Permitted Exceptions:
6.2.1 The title exceptions listed on Exhibit B of the form of Special Warranty Deed attached hereto as Exhibit 7.2.1.1;
6.2.2 Such exceptions and matters as the Title Insurer shall be willing to omit as exceptions to coverage;
6.2.3     All Commercial Leases;
6.2.4     All Property Contracts; and
6.2.5 Defects and exceptions which do not materially and adversely affect the conditions of title to the Property as of Closing.
6.3  Approved Exceptions.
6.3.1 The existence of other mortgages, liens, or encumbrances shall not be objections to title, provided that properly executed instruments in recordable form necessary to satisfy and remove the same of record are delivered to the Purchaser at Closing or, in the alternative, with respect to any mortgage or deed of trust liens, that payoff letters from the holder of the mortgage or deed of trust liens shall have been delivered to and accepted by the Title Insurer (sufficient to remove the same from the Policy at Closing), together in either case with recording and/or filing fees.
6.3.2 Unpaid liens for taxes, charges, and assessments shall not be objections to title, but the amount thereof plus interest and penalties thereon shall be deducted from the Purchase Price to be paid to Seller for the Property hereunder and paid by the Escrow Agent at Closing, subject to the provisions for apportionment of taxes and charges contained herein.
6.3.3 Exceptions for utility easements that do not involve an encroachment or violation shall not be objections to title.
6.4 Survey. Purchaser at Purchaser's sole cost and expense, may elect to cause to be prepared a survey for the Property ("SURVEY") to be delivered to Purchaser and Seller within thirty (30) days of the Effective Date. The Survey shall be prepared to Purchaser's specifications. In the event the perimeter legal description of the Property contained in the Survey differs from that contained in the deed or deeds by which Seller took title to the Property, the latter description shall be used in the Special Warranty Deed delivered to Purchaser at Closing, and the Survey legal description shall be used in a quitclaim deed to the Property which also shall be delivered to Purchaser at Closing. Upon Purchaser's receipt, Purchaser shall promptly provide Seller a copy of the Survey and the Title Commitment.
6.5 Title and Survey Review and Objections. Prior to the expiration of the Feasibility Period, Purchaser shall examine the Survey, if any, the Title Commitment and copies of the documents and instruments referred to in the Title Commitment. Purchaser shall have until 5:00 p.m. Pacific Time on the date of expiration of the Feasibility Period to provide written Notice to Seller of any defects affecting the marketability of the title to the Property or any objections to any exceptions (other than Permitted Exceptions), the Survey, or the Title Commitment. At Seller's sole option, Seller may elect to cure such objections or defects at Seller's expense at any time prior to Closing. If Seller is unable or unwilling, in its sole discretion or opinion, to eliminate such objections or defects or to cause the Title Insurer to insure over or satisfy such objections or defects, Seller shall give Purchaser written Notice thereof, and if Purchaser does not waive such objections or defects by written Notice delivered to Seller and the Title Insurer on or before seven (7) calendar days following the date Seller gives such Notice, then this Purchase Contract shall automatically terminate, in which event Purchaser shall release all of Purchaser's right and interest in such Property to Seller, the Deposit shall be returned to Purchaser, and except as expressly provided herein, and except for Purchaser's liability under Sections 5.3 and 5.4, the parties hereto shall have no further obligations to each other. In the event Purchaser fails to object to any exceptions, the Survey, or the Title Commitment or to any objections or defects affecting the marketability of title to the Property within the Feasibility Period, Purchaser shall be deemed to have waived any objections and defects and to accept title to the Property subject to the Title Commitment and the Permitted Exceptions. In the event Purchaser elects not to obtain a Survey, Purchaser shall be deemed to have waived any objections that would be disclosed by an "as built" survey, including all exceptions to the Policy for matters which would be disclosed by a survey. Anything to the contrary notwithstanding, Purchaser shall not have any right to terminate this Purchase Contract or object to any lien, encumbrance, exception or other matter that is a Permitted Exception, that has been waived or deemed to have been waived by Purchaser.

                                   ARTICLE 7
                                    CLOSING
7.1  Closing and Prorations.
7.1.1 The Closing shall take place on or before fifteen (15) calendar days following the expiration or earlier termination of the Feasibility Period at such place as the parties shall mutually agree upon at a time mutually agreed upon on the Closing Date. Purchaser and Seller may agree to conduct Closing through a preclosing, an escrow or other arrangement, whereby Seller and Purchaser and their attorneys need not be physically present at the Closing and may deliver documents by overnight air courier or other means. Exercisable upon written Notice to Seller on or before fifteen (15) calendar days following the expiration or earlier termination of the Feasibility Period, Purchaser has one (1) option to extend the date of Closing an additional fifteen (15) calendar days; provided that Purchaser shall upon the exercise of such option, deliver to Escrow Agent the additional sum of Ten Thousand and No/100 Dollars ($10,000.00) in cash (such sum shall be and is deemed to be part of the "DEPOSIT" as that term is defined herein for all purposes). The Closing Date may be extended without penalty if mutually acceptable to Seller and Buyer.
7.1.2 All normal and customarily proratable items, including, without limitation, Rents (as defined below), operating expenses, escalations, taxes and insurance charges, common area maintenance charges, personal property taxes, other operating expenses and fees, shall be prorated as of the Closing Date, Seller being charged and credited for all of same attributable to the period up to the Closing Date (and credited for any amounts paid by Seller attributable to the period on or after the Closing
     Date) and Purchaser being responsible for, and credited or charged, as the case may be, for all of same attributable to the period on and after the Closing Date. All unapplied deposits (with interest thereon, if required by law or under the terms of the Commercial Leases) under Commercial Leases, if any, shall be transferred by Seller to Purchaser at the Closing. Purchaser shall assume at Closing the obligation to pay any payments due parties to Property Contracts and other agreements affecting the Property terminable on less than thirty (30) days' notice which survive Closing.
     Any real estate ad valorem or similar taxes for the Property, or any installment of assessments payable in installments, which installment is payable in the year of Closing, shall be prorated to the date of Closing, based upon actual number of days involved. The proration of real property taxes or installments of assessments shall be based upon the assessed valuation and tax rate figures for the year in which the Closing occurs to the extent the same are available; provided, that in the event that actual figures (whether for the assessed value of the Property or for the tax rate) for the year of Closing are not available at the Closing Date, the proration shall be made using figures from the preceding year. The proration shall be final and unadjustable except as provided in Section
     7.1.3. For purposes of this Section 7.1.2 and Sections 7.1.3 and 7.1.4, the terms "RENT" and "RENTS" shall include, without limitation, base rents, additional rents, percentage rents and common area maintenance charges.
     The provisions of this Section 7.1.2 shall apply during the Proration Period (as defined below).
7.1.3 If any of the items subject to proration hereunder cannot be prorated at the Closing because the information necessary to compute such proration is unavailable, or if any errors or omissions in computing prorations at the Closing are discovered subsequent to the Closing, then such item shall be reapportioned and such errors and omissions corrected as soon as practicable after the Closing Date and the proper party reimbursed, which obligation shall survive the Closing for a period from the Closing Date until one (1) year after the Closing Date (the "PRORATION PERIOD").
     Neither party hereto shall have the right to require a recomputation of a Closing proration or a correction of an error or omission in a Closing proration unless within the Proration Period one of the parties hereto
     (i) has obtained the previously unavailable information or has discovered the error or omission, and (ii) has given Notice thereof to the other party together with a copy of its good faith recomputation of the proration and copies of all substantiating information used in such recomputation. The failure of a party to obtain any previously unavailable information or discover an error or omission with respect to an item subject to proration hereunder and to give Notice thereof as provided above within the Proration Period shall be deemed a waiver of its right to cause a recomputation or a correction of an error or omission with respect to such item after the Closing Date. Any Rents that have accrued, but have not yet been paid, shall be prorated in accordance with estimates based upon the prior years' information (or reasonable estimates of Seller if no such prior years' information is available), and shall be subsequently readjusted and reapportioned upon receipt. Purchaser shall pay Seller for Rents that have accrued, but are not yet due and payable, at Closing.
7.1.4 If on the Closing Date any Tenant is in arrears in any Rent payment under any Commercial Lease (the "DELINQUENT RENT"), any Delinquent Rent received by Purchaser and Seller from such Tenant after the Closing shall be applied to amounts due and payable by such Tenant during the following periods in the following order of priority: (i) first, to the period of time before the Closing Date, and (ii) second, to the period of time after the Closing Date. If Delinquent Rent or any portion thereof received by Seller or Purchaser after the Closing are due and payable to the other party by reason of this allocation, the appropriate sum, less attorneys' fees and costs and expenses expended in connection with the collection thereof, shall be promptly paid to the other party. Prior to Closing, Seller shall have the right, but not the obligation, to enforce its rights against any and all Property, occupants, guests, or Tenants. After the Closing, Seller shall continue to have the right, but not the obligation, in its own name, to demand payment of and to collect Delinquent Rent owed to Seller by any Tenant, which right shall include, without limitation, the right to continue or commence legal actions or proceedings against any Tenant (provided, that Seller shall have no right to foreclose on or conduct sales or auctions of Tenant property and Seller shall not commence any legal actions or proceedings against any Tenant which continues as a Tenant at the Property after Closing without the prior consent of Purchaser, which will not be unreasonably withheld or delayed), and the delivery of the Assignment as defined in Section 7.2.1.3 shall not constitute a waiver by Seller of such right. Purchaser agrees to cooperate with Seller at no cost or liability to Purchaser in connection with all efforts by Seller to collect such Delinquent Rent and to take all steps, whether before or after the Closing Date, as may be necessary to carry out the intention of the foregoing, including, without limitation, the delivery to Seller, upon demand, of any relevant books and records (including, without limitation, rent statements, receipted bills and copies of Tenant checks used in payment of such Rent), the execution of any and all consents or other documents, and the undertaking of any act reasonably necessary for the collection of such Delinquent Rent by Seller; provided, however, that Purchaser's obligation to cooperate with Seller shall not obligate Purchaser to terminate any Commercial Lease with an existing Tenant or evict any existing Tenant from the Property. The provisions of this
     Section 7.1.4 shall apply during the Proration Period.
7.2  Items To Be Delivered Prior To Or At Closing.
7.2.1 Seller. At Closing, Seller shall deliver to Purchaser each of the following items, as applicable:
7.2.1.1 Special Warranty Deed. A Special Warranty Deed in the form attached as Exhibit 7.2.1.1 to Purchaser. The acceptance of the Special Warranty Deed at Closing shall be deemed to be full performance of, and discharge of, every agreement and obligation on Seller's part to be performed under this Purchase Contract, except as expressly stated herein.
7.2.1.2 Bill of Sale. A Bill of Sale without recourse or warranty in the form attached as Exhibit 7.2.1.2 covering all Fixtures and Tangible Personal Property required to be transferred to Purchaser with respect to the Property. Purchaser shall countersign the same so as to effect an assumption by Purchaser, including, without limitation, of Seller's obligations thereunder.
7.2.1.3 General Assignment. A general assignment (to the extent assignable and in force and effect) without recourse or warranty in the form attached as Exhibit 7.2.1.3 of all of Seller's right, title and interest in and to the Miscellaneous Property Assets, Permits, Property Contracts and Commercial Leases, subject to any required consents (the "ASSIGNMENT"). Purchaser shall countersign the same so as to effect an assumption by Purchaser, including, without limitation, of Seller's obligations thereunder.
7.2.1.4   Closing Statement.  A closing statement executed by Seller.
7.2.1.5 Vendor's Affidavit. A vendor's affidavit or at Seller's option an indemnity, as applicable, in the customary form and substance reasonably acceptable to Seller to enable Title Insurer to delete those exceptions for mechanic's liens with respect to work or materials and rights of parties in possession other than under Commercial Leases, to be issued pursuant to the Title Commitment.
7.2.1.6   FIRPTA.  A certification of Seller's nonforeign status pursuant to
      Section 1445 of the Internal Revenue Code of 1986, as amended, in the form attached hereto as Exhibit 7.2.1.6.
7.2.1.7 Other. Such other instruments, documents or certificates as are required to be delivered by Seller to Purchaser in accordance with any of the other provisions of this Purchase Contract. Except for the items expressly listed above to be delivered at Closing, delivery of any other required items shall be deemed made by Seller to Purchaser, if Seller leaves such documents at the Property in their customary place of storage or in the custody of Purchaser's representatives.
7.2.2 Purchaser. At Closing, Purchaser shall deliver to Seller the following items with respect to each Property being conveyed or transferred by merger at such Closing:
7.2.2.1 Purchase Price. The full Purchase Price as required by Article 3 hereof plus or minus the adjustments or prorations required by this Purchase Contract. If at Closing there are any liens or encumbrances on the Property that Seller is obligated to pay and discharge, Seller shall use any portion of the Purchase Price for the Property to satisfy the same. The existence of any such liens or encumbrances shall not be deemed objections to title if Seller shall comply with the foregoing requirements.
7.2.2.2   Closing Statement.  A closing statement executed by Purchaser.
7.2.2.3 Bill of Sale. A countersigned counterpart of the Bill of Sale in the form attached as Exhibit 7.2.1.2.
7.2.2.4 General Assignment. A countersigned counterpart of the Assignment in the form attached as Exhibit 7.2.1.3.
7.2.2.5 Other. Such other instruments, documents or certificates as are required to be delivered by Purchaser to Seller in accordance with any of the other provisions of this Purchase Contract.

                                   ARTICLE 8
                        REPRESENTATIONS, WARRANTIES AND
                       COVENANTS OF SELLER AND PURCHASER

8.1  Representations And Warranties And Covenants Of Seller.
8.1.1 Representations and Warranties of Seller. For the purpose of inducing Purchaser to enter into this Purchase Contract and to consummate the sale and purchase of the Property in accordance herewith, Seller represents and warrants to Purchaser the following as of the Effective Date and as of the Closing Date:
8.1.1.1 Seller (i) is lawfully and duly organized, and in good standing under the laws of the State of California, (ii) has or at Closing shall have all necessary power and authority to sell and convey the Property and to execute the documents to be executed by Seller, and (iii) prior to Closing will have taken all partnership or equivalent entity actions required for the execution and delivery of this Purchase Contract, and the consummation of the transactions contemplated by this Purchase Contract. To the best of Seller's knowledge, the compliance with or fulfillment of the terms and conditions hereof will not (i) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any material agreement to which Seller is a party or by which Seller or the Property is otherwise bound, or (ii) violate any of the provisions of its respective certificate or articles of limited partnership. Seller has not made any other purchase contract for the sale of, or given any other person the right to purchase, all or any part of any of the Property applicable to the foregoing representation;
8.1.1.2 Seller owns insurable fee title to the Property, including all real property contained therein required to be sold to Purchaser, subject only to the Permitted Exceptions;
8.1.1.3 There are no adverse or other parties in possession of the Property, except for occupants, guests and Tenants under the Commercial Leases. Seller has not granted any license, lease or other right relating to the use or possession of the Property or any part thereof except the Tenants pursuant to the Commercial Leases;
8.1.1.4 The joinder of no person or entity other than Seller is necessary to convey the Property fully and completely to Purchaser at Closing, or to fulfill Seller's obligations and Seller has all necessary right and authority to convey and assign to Purchaser all contract rights and warranties required to be conveyed and assigned to Purchaser hereunder;
8.1.1.5 Purchaser has no duty to collect withholding taxes for Seller pursuant to the Foreign Investors Real Property Tax Act of 1980, as amended;
8.1.1.6 No pending or, to the knowledge of Seller, threatened litigation exists which if determined adversely, would materially affect the consummation of the transactions contemplated by this Purchase Contract. Seller has received no written notice of any actions, proceedings, litigation or governmental investigations or condemnation actions either pending or threatened against the Property, as applicable; and
8.1.1.7 Seller has received no written notice of any claims for labor performed, materials furnished or services rendered in connection with constructing, improving or repairing any of the Property, as applicable, caused by Seller and which remain unpaid beyond the date for which payment was due and in respect of which liens may or could be filed against any of the Property, as applicable;
8.1.1.8 To Seller's knowledge, Seller has received no written notice of any pending or threatened action or proceeding arising out of any alleged violation of any federal, state or local environmental statute, ordinance or regulation (collectively "ENVIRONMENTAL LAWS") or the presence of or a discharge of any Hazardous Materials at or from the Property. As used in this Agreement, the term "HAZARDOUS MATERIAL" shall include but not be limited to (i) asbestos, (ii) petroleum, (iii) any explosives, radioactive materials, wastes or substances, or (iv) any substances defined as "hazardous substances," "hazardous wastes," "extremely hazardous waste," "hazardous materials," "extremely hazardous waste," "hazardous materials," or "toxic substances" in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sec. 9601, et seq. or in any other Environmental Law.
8.1.1.9 To Seller's knowledge, there are no stolen, unreasonably dangerous or contraband goods stored on the Property.
8.1.1.10 The Operating Statements are or will be in accordance with the books and records of Seller, and will fully, accurately and fairly set forth, or will set forth, the results of operation of the Property for the periods indicated in such statements.
8.1.1.11  The copies of the Commercial Leases provided to Purchaser under
      Section 8.1.5.4 hereunder are or will be true and complete copies of all the Commercial Leases currently affecting the Property.
8.1.2 Disclaimer. Except for the representations and warranties expressly set forth above in Section 8.1.1, the Property is expressly purchased and sold "AS IS," "WHERE IS," and "WITH ALL FAULTS." The Purchase Price and the terms and conditions set forth herein are the result of arm's-length bargaining between entities familiar with transactions of this kind, and said price, terms and conditions reflect the fact that Purchaser shall have the benefit of, and is relying upon, no information provided by Seller and no statements, representations or warranties, express or implied, made by or enforceable directly against Seller, including, without limitation, any relating to the value of the Property, the physical or environmental condition of the Property, the state, federal, county or local law, ordinance, order, permit or suitability, compliance or lack of compliance of the Property with any regulation, or any other attribute or matter of or relating to the Property (other than any covenants of title contained in the Special Warranty Deed conveying the Property and the representations set forth above). Purchaser represents and warrants that as of the Closing Date, it has and shall have reviewed and conducted such independent analyses, studies, reports, investigations and inspections as it deems appropriate in connection with the Property. If Seller provides or has provided any documents, opinions or work product of consultants, surveyors, architects, engineers, title companies, governmental authorities or any other person or entity with respect to the Property, Purchaser and Seller agree that Seller has done so or shall do so only for the convenience of both parties, and absent any intentional misrepresentation or omission by Seller or its representatives or agents, the reliance by Purchaser upon any such documents, opinions or work product shall not create or give rise to any liability of or against Seller, Seller's partners or affiliates or any of their respective partners, officers, directors, participants, employees, contractors, attorneys, consultants, representatives, agents, successors, assigns or predecessors-in-interest. Purchaser shall rely only upon the Policy obtained by Purchaser with respect to title to the Property. Purchaser acknowledges and agrees that no representation has been made and no responsibility is assumed by Seller with respect to current and future applicable zoning or building code requirements or the compliance of the Property with any other laws, rules, ordinances or regulations, the financial earning capacity or expense history of the Property, the continuation of contracts, continued occupancy levels of the Property, or any part thereof, or the continued occupancy by Tenants of any Commercial Leases or, without limiting any of the foregoing, occupancy at Closing. Purchaser agrees that, except as provided in Section 9.1, the departure or removal, prior to Closing, of any of such guests, occupants or Tenants shall not be the basis for, nor shall it give rise to, any claim on the part of Purchaser, nor shall it affect the obligations of Purchaser under this Purchase Contract in any manner whatsoever; and Purchaser shall close title and accept delivery of the Special Warranty Deed with or without such Tenants in possession and without any allowance or reduction in the Purchase Price under this Purchase Contract. Purchaser hereby releases Seller from any and all claims and liabilities relating to the foregoing matters, except as provided in Section 8.1.3 below.
8.1.3 Survival of Representations and Warranties. Seller and Purchaser agree that those representations contained in Section 8.1.1 shall survive Closing for a period of One (1) year (that is, any notice of any claim based on the breach of a representation contained in Section 8.1.1 that survives Closing must be commenced within One (1) year subsequent to the Closing Date), except for the representations contained in Sections 8.1.1.2, 8.1.1.3 and 8.1.1.7, which shall not survive the Closing but shall be merged into the deed, the assignment and the vendor's affidavit or indemnity delivered at Closing pursuant to Sections 7.2.1.1, 7.2.1.3 and
     7.2.1.5. In the event that Seller breaches any representation contained in this Section 8.1 and Purchaser had actual knowledge of such breach prior to Closing, Purchaser shall be deemed to have waived any right of recovery for such breach, and Seller shall not have any liability in connection therewith.
8.1.4 No Duty of Inquiry. Representations and warranties above made "to Seller's knowledge", except for Sections 8.1.1.1 and 8.1.1.6, are made to the actual knowledge of Seller's on-site management employee, Shane Smith ("MANAGER"), and shall not be deemed to imply any duty of inquiry or imputation of knowledge. Mr. Smith is Seller's employee who is the most knowledgeable concerning the Property.
8.1.5     Covenants of Seller.
8.1.5.1 Seller covenants that it will not voluntarily create or cause any lien or encumbrance (other than Commercial Leases in the ordinary course of business and Property Contracts entered into pursuant to Section 8.1.5.2) to attach to the Property between the Effective Date and the Closing
      Date; any such monetary lien or encumbrance so attaching by voluntary act of Seller shall be discharged by the Seller at or prior to Closing, on the Closing Date or any postponed Closing Date. Except as expressly provided above, Seller shall not be required to undertake efforts to remove any other lien, encumbrance, security interest, exception, objection or other matter, to make any expenditure of money or institute litigation or any other judicial or administrative proceeding and Seller may elect not to discharge the same.
8.1.5.2 After the Effective Date, Seller will not without Purchaser's prior written approval enter into any leases (except Commercial Leases entered into in the ordinary course of business) or other contracts relating to the Property which will bind Purchaser after the Closing. Seller may enter into new Property Contracts cancelable without fee or penalty on no more than thirty (30) days' Notice in the ordinary course of business during the Feasibility Period. Unless this Purchase Contract is terminated as provided herein, upon the expiration of the Feasibility Period, and Purchaser's acceptance of the Property, Seller shall not enter into any new Commercial Leases or contracts affecting the Property without the reasonable consent of Purchaser.
8.1.5.3 Subject to casualties or other events beyond Seller's reasonable control, Seller will, until Closing, continue to operate the Property in the ordinary course of business.
8.1.5.4 Seller shall provide Purchaser copies of all Commercial Leases within five (5) days of the Effective Date certified by the Manager (as defined in Section 8.1.4) that the Commercial Leases delivered comprise true and complete copies of all Commercial Leases affecting the Property.
8.2  Representations And Warranties And Covenants Of Purchaser.
8.2.1 Representations and Warranties of Purchaser. For the purpose of inducing Seller to enter into this Purchase Contract and to consummate the sale and purchase of the Property in accordance herewith, Purchaser represents and warrants to Seller the following as of the Effective Date and as of the Closing Date:
8.2.1.1 Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of California.
8.2.1.2 Purchaser, acting through any of its duly empowered and authorized manager, has all necessary power and authority to own and use its properties and to transact the business in which it is engaged, and has full power and authority to enter into this Purchase Contract, to execute and deliver the documents and instruments required of Purchaser herein, and to perform its obligations hereunder; and prior to Closing any consent of any of Purchaser's members required to so empower or authorize Purchaser shall have been obtained.
8.2.1.3 No pending or, to the knowledge of Purchaser, threatened litigation exists which if determined adversely would restrain the consummation of the transactions contemplated by this Purchase Contract or would declare illegal, invalid or nonbinding any of Purchaser's obligations or covenants to Seller.
8.2.1.4 Purchaser is duly authorized to execute and deliver, and acting through its duly empowered and authorized manager to perform this Purchase Contract and all documents and instruments and transactions contemplated hereby or incidental hereto, and such execution, delivery and performance by Purchaser does not (i) violate any of the provisions of their respective certificate or articles of organization or operating agreement,
      (ii) violate any provision of any law, governmental rule or regulation currently in effect, (iii) violate any judgment, decree, writ, injunction, award, determination or order currently in effect that names or is specifically directed at Purchaser or its property, and (iv) require the consent, approval, order or authorization of, or any filing with or notice to, any court or other governmental authority.
8.2.1.5 The joinder of no person or entity other than Purchaser is necessary to consummate the transactions to be performed by Purchaser and Purchaser has all necessary right and authority to perform such acts as are required and contemplated by this Purchase Contract.
8.2.2     Covenant of Purchaser.
8.2.2.1 Purchaser has not dealt with any broker, finder or any other person in connection with the purchase of or the negotiation of the purchase of the Property that might give rise to any claim for commission against Seller or lien or claim against the Property except for Everest Financial, Inc. ("EVEREST"). Purchaser shall and does hereby indemnify and hold harmless Seller from and against any claim whether or not meritorious, for any real state sales commissions, finder's fees, or like compensation in connection with the sale contemplated hereby and arising out of any act or agreement of Purchaser.

                                   ARTICLE 9
                        CONDITIONS PRECEDENT TO CLOSING

9.1 Conditions Precedent to Purchaser's Obligation to Close. Without limiting any of the rights of Purchaser elsewhere provided for in this Purchase Contract, Purchaser's obligation to close under this Purchase Contract shall be subject to and conditioned upon the fulfillment of each and all of the following conditions precedent:
9.1.1 All of the documents required to be delivered by Seller to Purchaser at Closing pursuant to the terms and conditions hereof shall have been delivered and shall be in form and substance reasonably satisfactory to Purchaser.
9.1.2 Each of the representations and warranties of Seller set forth in this Purchase Contract shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date and as of the Effective Date as though such representations and warranties were made at and as of such date and time.
9.1.3 Seller shall have complied with, fulfilled and performed each of the covenants, terms and conditions to be complied with, fulfilled or performed by Seller hereunder.
9.1.4 Notwithstanding anything to the contrary, there are no other conditions on Purchaser's obligation to Close except as expressly set forth above.
9.1.5 Title Insurer shall be in a position to issue the Policy in the name of Purchaser or its assignee in accordance with Article 6 hereof.
9.1.6 Scheduled Rent (as defined herein) shall not have decreased by more than ten percent (10%) at any time after the date of expiration of the Feasibility Period. "Scheduled Rent" shall mean the total monthly rent for the Property under the Commercial Leases.
9.2 Conditions Precedent to Seller's Obligation to Close. Without limiting any of the rights of Seller elsewhere provided for in this Purchase Contract, Seller's obligation to close with respect to the Property under this Purchase Contract shall be subject to and conditioned upon the fulfillment of each and all of the following conditions precedent:
9.2.1 Purchaser's representations and warranties set forth in this Purchase Contract shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date and as of the Effective Date as though such representations and warranties were made at and as of such date and time.
9.2.2 Purchaser shall have fully performed and complied with all covenants, conditions, and other obligations in this Purchase Contract to be performed or complied with by it at or prior to Closing including, without limitation, payment in full of the Purchase Price.
9.2.3 There shall not be pending or, to the knowledge of either Purchaser or Seller, any litigation or threatened litigation which, if determined adversely, would restrain the consummation of any of the transactions contemplated by this Purchase Contract or declare illegal, invalid or nonbinding any of the covenants or obligations of the Purchaser.

                                   ARTICLE 10
                                   BROKERAGE

10.1 Indemnification. Seller represents and warrants to Purchaser that it has dealt only with Everest and the Aztec Group, Inc. ("AZTEC") (Aztec and Everest referred to collectively herein as the "BROKER") in connection with this Purchase Contract. Seller and Purchaser each represent and warrant to the other that other than the Broker, it has not dealt with or utilized the services of any other real estate broker, sales person or finder in connection with this Purchase Contract, and each party agrees to indemnify the other party from and against all claims for brokerage commissions and finder's fees arising from or attributable to the acts or omissions of the indemnifying party. Pursuant to separate agreements, from the Purchase Price at Closing, Seller shall pay Aztec a commission or finder's fee of Ninety-Seven Thousand Eight Hundred Eighty Thousand and No/100 Dollars ($97,880.00), and Seller shall pay Everest One Hundred Forty-Four Thousand and No/100 Dollars ($144,000.00). The Broker shall not be deemed a party or third-party beneficiary of this Purchase Contract.
10.2 No Warranties or Representations by Broker. The Broker assumes no responsibility for the condition of the Property or representation for the performance of this Purchase Contract by the Seller or Purchaser.

                                   ARTICLE 11
                                   POSSESSION

11.1 Transfer of Possession. Possession of the Property subject to the Permitted Exceptions shall be delivered to Purchaser at the Closing.

                                   ARTICLE 12
                             DEFAULTS AND REMEDIES

12.1 Purchaser's Default. In the event Purchaser terminates this Purchase Contract following the Feasibility Period for any reason other than Seller's default, including any failure of satisfaction of a condition precedent to Purchaser's obligation to close, and Seller's inability to convey title as required by this Purchase Contract, or defaults hereunder prior to the Closing Date and consummation of the Closing does not occur by reason of such termination or default by Purchaser, including any failure of satisfaction of a condition precedent to Seller's obligation to close, Seller and Purchaser agree that it would be impractical and extremely difficult to estimate the damages which Seller may suffer. Therefore, Seller and Purchaser hereby agree that, except as expressly set forth herein and except for the Purchaser's liability under Sections 5.3 and 5.4, provided that Seller has not terminated this Purchase Contract and is not otherwise in default hereunder, the reasonable estimate of the total net detriment that Seller would suffer in the event that Purchaser terminates this Purchase Contract or defaults hereunder prior to the Closing Date is and shall be, as Seller's sole remedy (whether at law or in equity), the right to receive from the Escrow Agent and retain the full amount of the Deposit. The payment and performance of the above as liquidated damages is not intended as a forfeiture or penalty within the meaning of applicable law and is intended to settle all issues and questions about the amount of damages suffered by Seller in the applicable event, except as expressly set forth herein, and subject to and except for Purchaser's liability under Sections 5.3 and 5.4, irrespective of the time when the inquiry about such damages may take place. Upon any such failure by Purchaser hereunder, this Purchase Contract shall be terminated, and neither party shall have any further rights or obligations hereunder, each to the other, except as expressly set forth herein, and subject to and except for Purchaser's liability under Sections 5.3 and 5.4 above, and the right of Seller to collect such liquidated damages to the extent not theretofore paid by Purchaser.
12.2 Seller's Default. Provided that Purchaser has not terminated this Purchase Contract and is not otherwise in default hereunder, if the Closing does not occur as a result of Seller's default hereunder, Purchaser's sole remedy shall be to elect to terminate this Purchase Contract and receive reimbursement of the Deposit (or so much thereof as has been received by Escrow Agent) or to seek specific performance of this Purchase Contract.

                                  ARTICLE 13
                            RISK OF LOSS OR CASUALTY

13.1 Risk of Loss or Casualty. The risk of loss or damage to the Property by fire or other casualty until the date of Closing is assumed by the Seller, provided that the Seller's responsibility shall be only to the extent of any recovery from insurance now carried on the Property. If any of the Improvements shall be destroyed or damaged prior to the Closing, and the estimated cost of repair or replacement exceeds One Hundred Thousand and No/100 Dollars ($100,000.00), Purchaser may, by written notice given to Seller within fifteen (15) days after receipt of written notice from Seller of such damage or destruction, elect to terminate this Purchase Contract, in which event the Deposit shall immediately be returned by Escrow Agent to Purchaser and except as expressly provided herein, subject to and except for Purchaser's liability under Sections 5.3 and 5.4, the rights, duties, obligations, and liabilities of all parties hereunder shall immediately terminate and be of no further force or effect. If Purchaser does not elect to terminate this Purchase Contract pursuant to this Section 13.1, or has no right to terminate this Purchase Contract (because the damage or destruction does not exceed $100,000.00), and the sale of the Property is consummated, Purchaser shall be entitled to receive all insurance proceeds paid or payable to Seller by reason of such destruction or damage under the insurance policies carried by Seller (less amounts of insurance theretofore received and applied by Seller to restoration). If the amount of said casualty or rent loss insurance proceeds is not settled by the date of Closing, Seller shall execute at Closing all proofs of loss, assignments of claim, and other similar instruments to ensure that Purchaser shall receive all of Seller's right, title, and interest in and under said insurance proceeds. Seller shall not, in any event, be obligated to effect any repair, replacement, and/or restoration, but may do so at its option in which case Seller may apply the insurance proceeds to the costs of restoration.

                                   ARTICLE 14
                                  RATIFICATION

14.1 Ratification. This Purchase Contract shall be null and void unless fully ratified by Purchaser and Seller on or before July 2, 1999. Ratification shall be demonstrated by execution of this Purchase Contract by Seller and Purchaser.
                                   ARTICLE 15
                                 EMINENT DOMAIN

15.1 Eminent Domain and Condemnation. In the event that at the time of Closing all or any part of the Property is (or has previously been) acquired, or is about to be acquired, by authority of any governmental agency in purchase in lieu thereof (or in the event that at such time there is any notice of any such acquisition by any such governmental agency), Purchaser shall have the right, at Purchaser's option, to terminate this Purchase Contract by giving written Notice within fifteen (15) days after receipt of written Notice from Seller of the occurrence of such event and recover the Deposit hereunder, or to settle in accordance with the terms of this Purchase Contract for the full Purchase Price and receive the full benefit or any condemnation award.


                                   ARTICLE 16
                                 MISCELLANEOUS

16.1 Exhibits And Schedules. All Exhibits annexed hereto are a part of this Purchase Contract for all purposes.
16.2 Assignability. This Purchase Contract is not assignable without first obtaining the prior written approval of the nonassigning party, however, Purchaser may assign this Purchase Contract to an affiliated entity organized for the purpose of acquiring the Property and other similar properties; provided that, Purchaser and assignee are jointly and severally liable for all obligations and liabilities under this Purchase Agreement.
16.3 Binding Effect. This Purchase Contract shall be binding upon and inure to the benefit of Seller and Purchaser, and their respective successors, heirs and permitted assigns.
16.4 Captions. The captions, headings, and arrangements used in this Purchase Contract are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.
16.5 Number And Gender Of Words. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.
16.6 Notices. All notices, demands, requests and other communications required pursuant to the provisions of this Purchase Contract ("NOTICE") shall be in writing and shall be deemed to have been properly given or served for all purposes (i) if sent by Federal Express or the nationally recognized overnight carrier for next business day delivery, on the first business day following deposit of such Notice with such carrier, or (ii) if sent by facsimile transmission, on the date of a successful transmission shown by a printed confirmation by the Sender's facsimile machine, or (iii) if sent by certified mail, return receipt requested postage prepaid, on the fifth
     (5th) business day following the date of mailing addressed as follows:

If to Seller:                      If to Purchaser:

Johnstown/Consolidated Income Partners  Everest Storage Holdings, LLC
c/o AIMCO                               199 South Robles Avenue, Suite 440
1873 South Bellaire Street              Pasadena, California 91101
Suite 1700                              Attention:  Carl D. Beckmann,Tony Arnest
Denver, Colorado  80222

Attention:  Tim Works, Harry Alcock     Facsimile No: (626) 585-5929
   Martha Carlin
Facsimile No:
and:
Argent Real Estate
1401 Brickell Avenue, Suite 520
Miami, Florida 33131
Attention:  David Marquette
Facsimile No: (305) 371-6898

with a courtesy copy to:

Richard A. Cohn, Esquire
Bryan Cave LLP
700 Thirteenth Street, N.W.
Washington, D.C. 20005-3960
Facsimile No: (202) 508-6200
and
Margaret E. Koppen, Esquire
Bryan Cave LLP
Two North Central Avenue, 22nd Floor
Phoenix, AZ  85004
Facsimile No: (602) 364-7070

     Failure to provide courtesy copies shall not be considered a failure to provide adequate Notice. Any of the parties may designate a change of address by Notice in writing to the other parties. Whenever in this Purchase Contract the giving of Notice by mail or otherwise is required, the giving of such Notice may be waived in writing by the person or persons entitled to receive such Notice.
16.7 Governing Law And Venue. The laws of the State of Florida shall govern the validity, construction, enforcement, and interpretation of this Purchase Contract, unless otherwise specified herein except for the conflict of laws provisions thereof. All claims, disputes and other matters in question arising out of or relating to this Purchase Contract, or the breach thereof, may be decided by proceedings instituted and litigated in the United States District Court for the district in which the Property is situated, and the parties hereto expressly consent to the venue and jurisdiction of such court.
16.8 Entirety And Amendments. This Purchase Contract embodies the entire Purchase Contract between the parties and supersedes all prior Purchase Contracts and understandings, if any, relating to the Property, and may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.
16.9 Severability. If any of the provisions of this Purchase Contract is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable. The Purchase Contract shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Purchase Contract; and the remaining provisions of this Purchase Contract shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Purchase Contract.
     In lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Purchase Contract a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible to make such provision legal, valid, and enforceable.
16.10 Multiple Counterparts. This Purchase Contract may be executed in a number of identical counterparts. If so executed, each of such counterparts is to be deemed an original for all purposes and all such counterparts shall, collectively, constitute one Purchase Contract. In making proof of this Purchase Contract, it shall not be necessary to produce or account for more than one such counterparts.
16.11 Further Acts. In addition to the acts and deeds recited herein and contemplated and performed, executed and/or delivered by Seller and Purchaser, Seller and Purchaser agree to perform, execute and/or deliver or cause to be performed, executed and/or delivered any and all such further acts, deeds, and assurances as may be necessary to consummate the transactions contemplated hereby.
16.12 Construction. No provision of this Purchase Contract shall be construed in favor of, or against, any particular party by reason of any presumption with respect to the drafting of this Purchase Contract; both parties, being represented by counsel, having fully participated in the negotiation of this instrument.
16.13 Confidentiality. Purchaser shall not disclose the terms and conditions contained in this Purchase Contract, shall keep the same confidential, provided that Purchaser may disclose the terms and conditions of this Purchase Contract (i) as required by law, (ii) to consummate the terms of this Purchase Contract, or any financing relating thereto, or
     (iii) to Purchaser's or Seller's lenders, attorneys and accountants.
16.14 Time Of The Essence. It is expressly agreed by the parties hereto that time is of the essence with respect to this Purchase Contract.
16.15 Cumulative Remedies And Waiver. Except as otherwise provided herein, no remedy herein conferred or reserved is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Purchase Contract or now or hereafter existing at law or in equity. No delay or omission to exercise any right or power accruing upon any default, omission, or failure of performance hereunder shall impair any right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. No waiver, amendment, release, or modification of this Purchase Contract shall be established by conduct, custom, or course of dealing.
16.16 Litigation Expenses. In the event either party hereto commences litigation against the other to enforce its rights hereunder, the prevailing party in such litigation shall be entitled to recover from the other party its reasonable attorneys' fees and expenses incidental to such litigation.
16.17 Time Periods. Should the last day of a time period fall on a weekend or legal holiday, the next Business Day thereafter shall be considered the end of the time period.
16.18 Exchange. At Seller's sole cost and expense, Seller may structure the sale of the Property to Purchaser as a Like Kind Exchange under Internal Revenue Code Section 1031 whereby Seller will acquire certain property (the "LIKE KIND EXCHANGE PROPERTY") in conjunction with the sale of the Property (the "LIKE KIND EXCHANGE"). Purchaser shall cooperate reasonably with Seller's conduct of the Like Kind Exchange, provided that all costs and expenses generated in connection with the Like Kind Exchange shall be borne solely by Seller, and Purchaser shall not be required to take title to or contract for the purchase of any other property. If Seller uses a qualified intermediary to effectuate the exchange, any assignment of the rights or obligations of Seller hereunder shall not relieve, release or absolve Seller of its obligations to Purchaser. In no event shall the Closing Date be delayed by the Like Kind Exchange. Seller shall indemnify and hold harmless Purchaser from and against any and all claims and liability arising from and out of the Like Kind Exchange.
                 [Remainder of Page Intentionally Left Blank.]


          NOW WHEREFORE, the parties hereto have executed this Purchase Contract as of the date first set forth above.

SELLER: JOHNSTOWN/CONSOLIDATED INCOME PARTNERS, a California limited partnership

By:       ConCap Equities, Inc., a Delaware corporation, its managing general partner


                                   By:
                                        Patrick J. Foye, Vice President


                                        July 2, 1999 ("EFFECTIVE DATE")


PURCHASER:     EVEREST STORAGE HOLDINGS, LLC, a California limited liability company

By:
     Name::
     Title:

                                   EXHIBIT A
                               LEGAL DESCRIPTION

Parcel "A" of the WETZLER PLAT, according to the Plat thereof, recorded in Plat Book 132, at page 42, of the Public Records of BROWARD County, Florida.
Land Description: Access Easement a Portion of Parcel "A", WETZLER PLAT, according to the Plat thereof, as recorded in Plat Book 132, Page 42 of the Public Records of BROWARD County, Florida, more particularly described as follows:
Beginning at the Southwest corner of said Parcel "A"; thence North 01 degrees 54'02" West, along the West line of said Parcel "A", 60.00 feet; thence, North 87 degrees 28'57" East, 76.00 feet; thence, South 01 degrees 54'02" East, 60.00 feet; thence, South 87 degrees 28'57" West, along the South line of said Parcel "A", 76.00 feet to the Point of Beginning.

There shall be no adjustment to the Purchase Price and no other claim under the Purchase Contract as a result of any discrepancy between the square footage and the approximate square footage of the Improvements set forth in Section 1.1.7 of the Purchase Contract.

                                   EXHIBIT B
                                ESCROW AGREEMENT
     THIS ESCROW AGREEMENT ("ESCROW AGREEMENT") made this 2nd day of July, 1999 by and among, Johnstown/Consolidated Income Partners, a California limited partnership ("SELLER"); Everest Storage, LLC, a California limited liability company, ("PURCHASER"); and Fidelity National Title Insurance Co. ("ESCROW AGENT");

                                 WITNESSETH:

     WHEREAS, Purchaser and Seller are parties to a certain Purchase and Sale Contract (the "PURCHASE CONTRACT") made and dated as of the 2nd day of July, 1999, wherein Seller agrees to sell and Purchaser agrees to purchase certain real estate located in Davie, Florida, including improvements located thereon and related property, all as more particularly described and set forth in the Purchase Contract (collectively, the "PROPERTY");

     WHEREAS, the Purchase Contract requires that Purchaser provide a deposit in the amount of One Hundred Thousand and No/100 Dollars ($100,000.00) in cash to be held pursuant to this Escrow Agreement (the "ESCROW FUND").

     NOW, THEREFORE, the parties agree to the following:

1. Establishment of Escrow. Within five (5) days of the Effective Date (as defined in the Purchase Contract), Purchaser shall deliver to Escrow Agent the sum of Twenty-Five Thousand and No/100 Dollars ($25,000.00) in cash; and provided the Purchase Contract has not been earlier terminated as provided therein, Purchaser shall on or prior to the date of expiration of the Feasibility Period (as defined in the Purchase Contract) deliver to Escrow Agent the additional sum of Seventy-Five Thousand and No/100 Dollars ($75,000.00) in cash (collectively or individually, such sums shall be referred to herein as the "ESCROW FUND"), to be deposited, held, invested, and disbursed for the benefit of Seller and Purchaser and their respective successors and assigns, as provided herein and as provided in the Purchase Contract.

2. Investment of Escrow Fund. All funds received by Escrow Agent shall be held in insured accounts and invested in such short-term, high-grade securities, money market funds or accounts, interest bearing bank accounts, bank certificates of deposit or bank repurchase agreements as Purchaser deems suitable, and all interest and income thereon shall become part of the Escrow Fund and shall be remitted to the party entitled to the Escrow Fund, as set forth below.

3. Application of Escrow Fund. Escrow Agent shall hold the Escrow Fund as provided above and (a) if the sale of the Property is closed by the date fixed therefor in the Purchase Contract (or any extension date provided for by mutual written consent of the parties hereto, given or withheld in their respective sole discretion), Escrow Agent shall deliver the Escrow Fund to Seller in immediately available funds by wire transfer on the Closing Date (as defined in the Purchase Contract), (b) if the sale of the Property is not closed by the date fixed therefor in the Purchase Contract (or any such extension date) due to failure of a condition precedent to Purchaser's obligations, the Escrow Agent shall return and refund the Escrow Fund to Purchaser in immediately available funds by wire transfer to Purchaser in accordance with the instructions of Purchaser, (c) if the sale of the Property is not closed by the date fixed therefor in the Purchase Contract (or any such extension date) owing to failure of performance by Seller, Purchaser shall give Notice to the Escrow Agent and Seller and in such Notice shall state whether it elects as its remedy return of the Escrow Fund or specific performance of the Purchase Contract; if Purchaser elects return of the Escrow Fund, Escrow Agent shall return and refund the Escrow Fund in immediately available funds by wire transfer to Purchaser in accordance with the instructions of Purchaser, (d) if the sale of the Property is not closed by the date fixed therefor in the Purchase Contract (or any such extension date) owing to failure of performance by Purchaser, Escrow Agent shall forthwith deliver the Escrow Fund in immediately available funds by wire transfer to Seller in accordance with the instructions of Seller, and (e) if Purchaser shall have canceled the Purchase Contract on or before the expiration of the Feasibility Period (as defined in the Purchase Contract), the Escrow Agent shall return and refund the Escrow Fund to Purchaser in immediately available funds by wire transfer to Purchaser in accordance with the instructions of Purchaser.

     If on or prior to the termination of the Escrow Agreement, a party claims to be entitled to payment of the Escrow Fund under the provisions referred to, such party shall give Notice to the Escrow Agent and the other party of the claim in writing, describing in such Notice the nature of the claim, and the provisions of the Purchase Contract on which the claim is based. Unless the other party sends the Escrow Agent a written objection to the claim, with a copy concurrently to the claiming party, within ten (10) days after delivery of the Notice of claim, the claim shall be conclusively presumed to have been approved. In such case, or in the event of mutual written consent of the parties hereto, given or withheld in their respective sole discretion, Escrow Agent shall, within two (2) business days thereafter, pay the claim as demanded.

     When all monies held by Escrow Agent have been finally distributed in accordance herewith, this Escrow Agreement shall terminate automatically.

4. Liability. Escrow Agent will be obligated to perform only the duties that are expressly set forth herein. In case of conflicting demands upon Escrow Agent, it may (i) refuse to comply therewith as long as such disagreement continues and make no delivery or other disposition of any funds or property then held (and Escrow Agent shall not be or become liable in any way for such failure or refusal to comply with such conflicting or adverse claims or demands, except for its failure to exercise due care, willful breach and willful misconduct); and continue to so refrain and so refuse to act until all differences have been adjusted by agreement and, Escrow Agent has been notified thereof in writing signed jointly by Seller and Purchaser or (ii) to interplead the portion of Escrow Fund in dispute.

5. No Obligation to Take Legal Action. Escrow Agent shall not be under any obligation to take any legal action in connection with this Escrow Agreement or for its enforcement, or to appear in, prosecute, or defend any action or legal proceeding which, in its opinion, would or might involve it in any costs, expense, loss, or liability, unless and as often as required by it, it is furnished with satisfactory security and indemnity against all such costs, expenses, losses, or liabilities.

6. Status of Escrow Agent. Escrow Agent is to be considered and regarded as a depository only, and shall not be responsible or liable (except for its failure to exercise due care, willful breach or willful misconduct) for the sufficiency or correctness as to form, manner of execution, or validity of any instrument deposited pursuant to this Escrow Agreement, nor as to the identity, authority, or rights of any person executing the same. Escrow Agent's duties hereunder shall be limited to the safekeeping and investment of money, instruments, and securities received by it as Escrow Agent and for their disbursement in accordance with the written escrow instructions given it in accordance with this Escrow Agreement.

7. Written Instructions of Parties. Notwithstanding any contrary provision contained herein, Escrow Agent shall, at all times, have full right and authority and the duty and obligation to pay over and disburse the principal and interest of the Escrow Fund in accordance with the joint written instructions signed by Seller and Purchaser.

8. Notices. Any required or permitted Notice or other communication under this Escrow Agreement ("NOTICE") shall be given as follows. All Notices, requests, demands and other communications hereunder shall be deemed to have been duly given if the same shall be in writing and shall be sent by Federal Express or other recognized national overnight courier service maintaining records of delivery, or sent by facsimile transmission confirmed as successful by Sender's facsimile machine or sent by registered or certified mail, postage pre-paid, and addressed as set forth below:

          (a)  If to Seller:

               Johnstown/Consolidated Income Partners
               c/o AIMCO
               1873 South Bellaire Street
               Suite 1700
               Denver, CO  80222
               Attention: Tim Works, Harry Alcock, Martha Carlin
               Phone: 303-691-4357
               Facsimile No:

               and:

               Argent Real Estate
               1401 Brickell Avenue, Suite 520
               Miami, Florida 33131
               Attention:  David Marquette
               Phone:  305-371-9299
               Facsimile No:  305-371-6898

               with a courtesy copy to:

               Richard A. Cohn, Esq.
               Bryan Cave LLP
               700 Thirteenth Avenue, N.W.
               Washington, D.C. 20005-3961
               Phone: 202-508-6228
               Facsimile No:  202-508-6200
               and

               Margaret E. Koppen, Esquire
               Bryan Cave LLP
               Two North Central Avenue, 22nd Floor
               Phoenix, AZ  85004
               Phone:  602-364-7492
               Facsimile No: 602-364-7070

          (b)  If to Purchaser:

               Everest Storage, LLC
               199 South Robles Avenue, Suite 440
               Pasadena, California 91101
               Attention:  Carl D. Beckmann, Tony Arnest
               Facsimile No: 626-585-5929

          (c)  If to Escrow Agent:

               Fidelity National Title Insurance Co.
               Bank of America Center
               700 Louisiana, Suite 2600
               Houston, TX  77002
               Attention: Lolly Avant
               Phone: 713-228-3009
               Facsimile No: 713-225-2726

     Failure to provide courtesy copies shall not be considered a failure to provide adequate Notice. Any party may change the address to which Notices are to be addressed by giving the other parties Notice in the manner herein set forth. All such Notices, requests, demands and other communications shall be deemed to have been delivered (i) as of the day of receipt, in the case of facsimile transmission, or (ii) as of the day of receipt or attempted delivery date in the case of delivery by overnight courier, or (iii) as of the date of receipt or first attempted delivery, as evidenced by the return receipt card, in the case of mailing by certified or registered United States mail.

9. Fee. Escrow Agent shall receive a fee of Three Hundred Dollars ($300.00) for its services hereunder, and be paid or reimbursed for all expenses, disbursements and advances, including reasonable attorneys' fees, incurred or paid in connection with carrying out its duties hereunder, all amounts to be payable by Purchaser and not out of the Escrow Fund. Non-payment of such fee by Purchaser shall not entitle Escrow Agent to refuse or fail to act as required by this Escrow Agreement.

10. Titles and Section Headings. Titles of sections and subsections contained in this Escrow Agreement are inserted for convenience of reference only, and neither form a part of this Escrow Agreement or are to be used in its construction or interpretation.

11. Counterparts. This Escrow Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

12. Non-Waiver. No waiver by either party of any breach of any term or condition of this Escrow Agreement shall operate as a waiver of any other breach of such term or condition or of any other term or condition. No failure to enforce such provision shall operate as a waiver of such provision or of any other provision hereof, or constitute or be deemed a waiver or release of any other party for anything arising out of, connected with, or based upon this Escrow Agreement.

13. Binding Effect. This Escrow Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective transferees, successors, and assigns. The parties recognize and acknowledge that the powers and authority granted Escrow Agent herein are each irrevocable and coupled with an interest. Escrow Agent shall have no liability to any Seller for any mistakes in judgment in the performance of any function hereunder, except for failure to exercise due care, willful breach and willful misconduct.

14. Nonlimitation of Liability. Nothing contained herein shall in any way limit the liabilities, obligations and remedies of Seller and Purchaser as set forth in the Purchase Contract.

15. Governing Law. This Escrow Agreement shall be governed by and construed in accordance with the laws of Florida.

16.  Time of Essence.  Time is of the essence of this Escrow Agreement.

17. Entire Agreement; Modification. This Escrow Agreement supersedes all prior agreements and constitutes the entire agreement with respect to the subject matter hereof. It may not be altered or modified without the written consent of all parties.


                 [Remainder of page intentionally left blank.]

     In witness whereof each of the parties hereto has caused this Escrow Agreement to be executed on its behalf duly authorized persons, all as of the day and year first above written.


                              EVEREST STORAGE HOLDINGS, LLC,
                                a California limited liability company


                                    By:
                                    Name:
                                    Its:


                              JOHNSTOWN/CONSOLIDATED INCOME PARTNERS,
                                a California limited partnership

                                    By: ConCap Equities, Inc., a Delaware
                                        corporation,
                                        its managing general partner


                                    By:
                                        Patrick J. Foye, vice president


                                    FIDELITY NATIONAL TITLE INSURANCE CO.


                                    By:
                                    Name:
                                    Its:

                                 EXHIBIT 1.1.4

                                   RENT ROLL

                                 EXHIBIT 1.1.6
                         FIXTURES AND PERSONAL PROPERTY

1.   2 golf carts
2.   Copy machine
3.   Fax machine
4.   Computer-monitor; printer and key board
5.   4 phones
6.   Calculators
7.   1 file cabinet
8.   Walkee-talkee for office
9.   Video surveillance system
10.  Trailer



                                 EXHIBIT 1.1.14
                           LIST OF PROPERTY CONTRACTS
                                   [TO COME]


                                EXHIBIT 7.2.1.1
                         FORM OF SPECIAL WARRANTY DEED
          This Special Warranty Deed, made this ____ day of June, 1999 is made by
Johnstown/Consolidated Income Partners, a California limited partnership, with its principal office at 1873 South Bellaire, Suite 1700, Denver, Colorado 80222 ("GRANTOR") to Everest Storage Holdings, LLC, a California limited liability company ("GRANTEE").

          WITNESSETH: THAT SAID Grantor, in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt of which is hereby acknowledged, does by these presents, Bargain and Sell, Convey and Warrant unto the said Grantee and its successors and assigns its interest in that certain real estate, situated in the County of Broward and State of Florida, more particularly described on Exhibit A attached hereto, subject to all rights of way, easements, restrictions, liens and encumbrances described on Exhibit B attached hereto (the "PROPERTY").

          TO HAVE AND TO HOLD THE SAME, together with all and singular the tenements, hereditaments and appurtenances thereunto belonging or in any wise appertaining, forever. And said Grantor, for itself, its successors and assigns, does hereby covenant, promise and agree to and with said Grantee, that the Grantor will warrant and forever defend the same unto the said Grantee, its successors and assigns, against said Grantor, its successors and all and every person or persons whomsoever, lawfully claiming or to claim the same by, through or under the Grantor, excepting the matters described on Exhibit B attached hereto.

          IN WITNESS WHEREOF, the said Grantor has hereunto executed this Special Warranty Deed the day and year first above written.

                           GRANTOR:

                                JOHNSTOWN/CONSOLIDATED INCOME PARTNERS,
                                a California limited partnership

                                By: ConCap Equities, Inc.,
                                    a Delaware corporation
                                    its managing general partner


                                By:
                                    Patrick J. Foye, vice president

                                    STATE OF _______________)
                                                            ) ss.
                                   COUNTY OF ___  __________)


On the ___ day of June, 1999, personally appeared before me Patrick J. Foye, who being by me duly sworn did say that he is the vice president of ConCap Equities, Inc., a California corporation, the managing general partner of Johnstown/Consolidated Income Partners, a California limited partnership, and that the foregoing instrument was signed in behalf of said limited partnership by authority of a resolution of its managing general partner and said managing general partner duly acknowledged to me that said limited partnership executed the same.

[SEAL]

                                   Notary Public
My commission expires:
My residence is:



                       EXHIBIT A TO SPECIAL WARRANTY DEED

                               Legal Description

Parcel "A" of the WETZLER PLAT, according to the Plat thereof, recorded in Plat Book 132, at page 42, of the Public Records of BROWARD County, Florida.
Land Description: Access Easement a Portion of Parcel "A", WETZLER PLAT, according to the Plat thereof, as recorded in Plat Book 132, Page 42 of the Public Records of BROWARD County, Florida, more particularly described as follows:
Beginning at the Southwest corner of said Parcel "A"; thence North 01 degrees 54'02" West, along the West line of said Parcel "A", 60.00 feet; thence, North 87 degrees 28'57" East, 76.00 feet; thence, South 01 degrees 54'02" East, 60.00 feet; thence, South 87 degrees 28'57" West, along the South line of said Parcel "A", 76.00 feet to the Point of Beginning.
                       EXHIBIT B TO SPECIAL WARRANTY DEED

                             Permitted Encumbrances


1. General and personal property taxes for the year 1999 and all subsequent years.
2. Special taxes or assessments becoming a lien or payable after the date of this Deed.
3. Rights of eminent domain, governmental rights of police power and other governmental or quasi-governmental rights.
4. Rights of tenants in possession of the Property pursuant to unrecorded leases, as tenants only.
5. Visible and apparent easements and all underground easements, if any, the existence of which may arise by unrecorded grant or by use.
6. Present and future zoning laws, ordinances, restrictions, resolutions, orders and regulations and all present and future ordinances, laws, regulations and orders of all federal, state, county, municipal or other governments, agencies, boards, bureaus, commissions, authorities and bodies now or hereafter having or acquiring jurisdiction of the Property and the use and improvement thereof.
7. Any law, ordinances or governmental regulation (including but not limited to building and zoning ordinances) restricting or regulating or prohibiting the occupancy, use or enjoyment of the Property, or regulating the character, dimensions or location of any improvement now or hereafter erected on the Property, or prohibiting a separation in ownership or a reduction in the dimensions or area of the Property, and the effect of any violation of such law, ordinance or governmental regulation.
8. Other covenants, conditions, limitations, restrictions, rights, rights-of-way, liens, encumbrances, encroachments, defects, reservations, easements, agreements and other matters of record.
9. Any encroachments, easements, measurements, variations in area or content, party walls or other facts which a correct survey of the premises would show.
10. Roads, ways, streams, or easements, if any, not shown by the public records, riparian rights and the title to any filled-in lands.
11. Restrictions and easements (deleting therefrom any restrictions indicating any preference, limitation or discrimination based on race, color, religion, sex, handicap, familial status or national origin), contained in Plat Book 132, at page 42, of the Public Records of Broward County, Florida.
12. Reservations in favor of the Trustees of the Internal Improvement Fund of the State of Florida under Deed No. 16-160 dated June 4, 1908 filed
     June 30, 1908 in Deed Book 49, page 213, released in part by Quit-Claim Deed dated January 26, 1960 filed February 4, 1960 in Official Records Book 1821, page 465, released in part by Quit-Claim Deed dated November 26, 1968 recorded January 14, 1969 in Official Records Book 3835, page 515. Said reservations were assigned by instrument dated January 29, 1964 recorded by instrument dated February 5, 1964 in Official Records Book 2748, page 624 and assigned by instrument dated February 6, 1964, recorded February 13, 1964 in Official Records Book 2753, page 971, all of the Public Records of Broward County, Florida.
13. Reservations in favor of the State of Florida as contained in Deed from the Trustees of the Internal Improvement Fund of the State of Florida contained in Tax Deed No. 47 dated June 28, 1920, and filed in September 4, 1920 in Deed Book 11, at page 477, released in part by Release of Reservations dated November 20, 1968, recorded January 14, 1969 in Official Records Book 3835, at page 513, all of the Public Records of Broward County, Florida.
14. Central Broward Drainage District Resolution as contained in instrument filed June 8, 1967, in Official Records Book 3438, at page 60, of the Public Records of Broward County, Florida.
15. Easements and reservations as contained in Warranty Deed filed January 14, 1969, Under Clerk's File No. 69-5410, and Official Records Book 3835, at page 516, both of the Public Records of Broward County, Florida.
16. Agreement for maintenance, filed December 29, 1987, in Official Records Book 15070, at page 160, as affected by Affidavit filed December 29, 1987, in Official Records Book 15070, at page 164, both of the Public Records of Broward County, Florida.
17. Easement granted to in favor of the Town of Davie contained in Special Warranty Deed filed July 28, 1988, in Official Records Book 15644, at page 486, of the Public Records of Broward County, Florida.
18. Easement granted for mutual driveway by instrument filed January 7, 1988, in Official Records Book 15098, at page 871, of the Public Records of Broward County, Florida.

                                EXHIBIT 7.2.1.2
                              FORM OF BILL OF SALE
     This Bill of Sale dated effective as of the _______ day of ___________, 1999, is made by Johnstown/Consolidated Income Partners, a California limited partnership ("SELLER") to Everest Storage Holdings, LLC, a California limited liability company ("PURCHASER").

     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, in connection with the sale pursuant to a certain Purchase and Sale Contract (the "PURCHASE CONTRACT") between Seller and Purchaser dated ____________, 1999, of certain real property ("PROPERTY") located in Broward County, State of Florida, which is more particularly described on Exhibit A attached hereto and by this reference incorporated herein, hereby quitclaims to Purchaser, without recourse or warranty to Seller, all of Seller's right, title and interest in and to the all fixtures, furniture, furnishings, fittings, equipment, machinery, apparatus, appliances and other articles of personal property located on the Property as of the date hereof and used or usable in connection with any present or future occupation or operation of all or any part of the Property as set forth on Exhibit B hereto (collectively, "PERSONAL PROPERTY"). Notwithstanding the foregoing, "PERSONAL PROPERTY" shall not include (i) equipment leased by Seller and the interest of Seller in any equipment provided to the Property for use, but not owned or leased by Seller, or (ii) property owned or leased by any tenants under any leases affecting the Property, guests, employees or other persons furnishing goods or services to the Property, or (iii) property and equipment owned by Seller, which in the ordinary course of business of the Property is not used principally for the business, operation or management of the Property, or (iv) the property and equipment, expressly identified on Exhibit C hereto (collectively, "EXCLUDED PERSONAL PROPERTY").


          WITH RESPECT TO ALL MATTERS TRANSFERRED, WHETHER TANGIBLE OR INTANGIBLE, PERSONAL OR REAL, SELLER EXPRESSLY DISCLAIMS A WARRANTY OF MERCHANTABILITY AND WARRANTY FOR FITNESS FOR A PARTICULAR USE OR ANY OTHER WARRANTY EXPRESSED OR IMPLIED THAT MAY ARISE BY OPERATION OF LAW OR UNDER THE UNIFORM COMMERCIAL CODE FOR THE STATE OF FLORIDA. PURCHASER TAKES THE PROPERTY "AS IS" AND "WITH ALL FAULTS".

          Purchaser hereby accepts the Personal Property on and subject to the conditions and disclaimers above, and assumes all responsibility and liability for the Personal Property as of the date hereof.

               SELLER:

                JOHNSTOWN/CONSOLIDATED INCOME PARTNERS,
                a California limited partnership

                By: ConCap Equities, Inc.,
                    a Delaware corporation
                    its managing general partner

                By:
                    Patrick J. Foye, vice president

               PURCHASER:

               EVEREST STORAGE HOLDINGS, LLC,
               a California limited liability company



               By:
               Name:
               Its:



                           EXHIBIT A TO BILL OF SALE

                      LEGAL DESCRIPTION OF REAL PROPERTY

Parcel "A" of the WETZLER PLAT, according to the Plat thereof, recorded in Plat Book 132, at page 42, of the Public Records of BROWARD County, Florida.
Land Description: Access Easement a Portion of Parcel "A", WETZLER PLAT, according to the Plat thereof, as recorded in Plat Book 132, Page 42 of the Public Records of BROWARD County, Florida, more particularly described as follows:
Beginning at the Southwest corner of said Parcel "A"; thence North 01 degrees 54'02" West, along the West line of said Parcel "A", 60.00 feet; thence, North 87 degrees 28'57" East, 76.00 feet; thence, South 01 degrees 54'02" East, 60.00 feet; thence, South 87 degrees 28'57" West, along the South line of said Parcel "A", 76.00 feet to the Point of Beginning.
                           EXHIBIT B TO BILL OF SALE

                       DESCRIPTION OF PERSONAL PROPERTY

1.    2 golf carts
2.    Copy machine
3.    Fax machine
4.    Computer-monitor; printer and key board
5.    4 phones
6.    Calculators
7.    1 file cabinet
8.    Walkee-talkee for office
9.    Video surveillance system
10.   Trailer



                           EXHIBIT C TO BILL OF SALE

                   DESCRIPTION OF EXCLUDED PERSONAL PROPERTY
                                      None

                                EXHIBIT 7.2.1.3
                           FORM OF GENERAL ASSIGNMENT
     This General Assignment ("ASSIGNMENT") is executed by
Johnstown/Consolidated Income Partners, a California limited partnership ("SELLER"), in favor of Everest Storage Holdings, LLC, a California limited liability company ("PURCHASER").

     Seller and Purchaser have entered into that certain Purchase and Sale Contract dated as of the _____ day of June, 1999 ("PURCHASE CONTRACT"), in which Seller has agreed to sell and Purchaser has agreed to purchase the real property described in Exhibit A attached thereto, the improvements located thereon, and certain related property (collectively, the "PROJECT").

     Pursuant to the terms of the Purchase Contract, Seller has agreed to assign, without recourse or warranty, to Purchaser all of Seller's right, title and interest, if any, in and to the Property (as hereinafter defined).

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

     1. As used herein, the term "PROPERTY" shall mean the following property to the extent said property is owned by Seller and used in, held for use in connection with, or necessary for the operation of the Project:

     a. Books and Records. All of Seller's rights, IF ANY, in and to files, records, and books of account of the Project.
     b. Licenses and Permits. All of Seller's rights and interests, IF ANY, in and to plans, specifications, reports, rights, privileges, licenses, permits, surveys, entitlements, maps, agreements, and authorizations utilized with respect to the Project, excluding any "EXCLUDED PERMITS" defined as such in the Purchase Contract.
     c. Property Contracts. All of Seller's rights and interests in and to maintenance, service or utility contracts which relate to the maintenance, repair or operation of the Project scheduled on Exhibit B attached hereto.
     d. Commercial Leases. All of Seller's rights and interests in and to leases, subleases, and other occupancy agreements, whether or not of record, which provide for use or occupancy of space or facilities on or relating to the Project scheduled on Exhibit C attached hereto.

          The term "PROPERTY" shall not include any of the foregoing: (i) to the extent the same are reserved to Seller pursuant to the Purchase Contract to which Seller and Purchaser are parties; and (ii) to the extent that the sale or transfer thereof requires consent or approval of any third party, which consent or approval is not obtained by Seller. Nothing herein shall create a transfer or assignment of intellectual property or similar assets of Seller.

     2. Assignment. Seller hereby assigns, sells and transfers, without recourse or warranty, to Purchaser all of Seller's right, title and interest, if any, in and to the Property, subject to any rights of consent as provided therein.

     3. Assumption. Purchaser expressly agrees to assume and hereby assumes all liabilities and obligations of the Seller in connection with the Property Contracts and Commercial Leases and agrees to perform all of the covenants and obligations of Seller thereunder, including without limitation, all liabilities and obligations of landlord under the Commercial Leases and the contracting parties under the Property Contracts, including responsibility for refunding security deposits, to be performed by such parties after the Closing. Purchaser further agrees to indemnify, defend and hold Seller harmless from and against any and all cost, loss, harm or damage which may arise in connection with Purchaser's ownership and operation of the Property after the Closing, including Purchaser's performance after the Closing of the Commercial Leases and Property Contracts. Seller agrees to indemnify, defend and hold Purchaser harmless from and against any and all cost, loss, harm or damage which may arise in connection with Seller's ownership and operation of the Property prior to the Closing, including Seller's performance prior to the Closing of the Commercial Leases and Property Contracts.

     4. Counterparts. This Assignment may be executed in counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.
     5. Disclaimer. This Assignment and Purchaser's acceptance of the Property shall be without warranty by Seller or recourse to Seller, except only as expressly stated herein or in the Purchase Contract to the contrary.

     6. Attorneys' Fees. If any action or proceeding is commenced by either party to enforce its rights under this Assignment, the prevailing party in such action or proceeding shall be entitled to recover all reasonable costs and expenses incurred in such action or proceeding, including reasonable attorneys' fees and costs, in addition to any other relief awarded by the court.

     7. Applicable Law. This Assignment shall be governed by and interpreted in accordance with the laws of the State of Florida.

     8. Titles and Section Headings. Titles of sections and subsections contained in this Assignment are inserted for convenience of reference only, and neither form a part of this Assignment or are to be used in its construction or interpretation.

     9. Binding Effect. This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective transferees, successors, and assigns.

     10. Entire Agreement; Modification. This Assignment supersedes all prior agreements and constitutes the entire agreement with respect to the subject matter hereof. It may not be altered or modified without the written consent of all parties.
          WITH RESPECT TO ALL MATTERS TRANSFERRED, WHETHER TANGIBLE OR INTANGIBLE, PERSONAL OR REAL, SELLER EXPRESSLY DISCLAIMS A WARRANTY OF MERCHANTABILITY AND WARRANTY FOR FITNESS FOR A PARTICULAR USE OR ANY OTHER WARRANTY EXPRESSED OR IMPLIED THAT MAY ARISE BY OPERATION OF LAW OR UNDER THE UNIFORM COMMERCIAL CODE OF FLORIDA.

Dated:               , 1999


                  SELLER:

JOHNSTOWN/CONSOLIDATED INCOME PARTNERS,
a California limited partnership

By: ConCap Equities, Inc.,
   a Delaware corporation
   its managing general partner

   By:
     Patrick J. Foye, vice president


Accepted and Agreed:

               PURCHASER:

               EVEREST STORAGE HOLDINGS, LLC,
               a California limited liability company


                  By:
                  Name:
                  Its:


                       EXHIBIT A TO GENERAL ASSIGNMENT

                              LEGAL DESCRIPTION

Parcel "A" of the WETZLER PLAT, according to the Plat thereof, recorded in Plat Book 132, at page 42, of the Public Records of BROWARD County, Florida.
Land Description: Access Easement a Portion of Parcel "A", WETZLER PLAT, according to the Plat thereof, as recorded in Plat Book 132, Page 42 of the Public Records of BROWARD County, Florida, more particularly described as follows:
Beginning at the Southwest corner of said Parcel "A"; thence North 01 degrees 54'02" West, along the West line of said Parcel "A", 60.00 feet; thence, North 87 degrees 28'57" East, 76.00 feet; thence, South 01 degrees 54'02" East, 60.00 feet; thence, South 87 degrees 28'57" West, along the South line of said Parcel "A", 76.00 feet to the Point of Beginning.


                        EXHIBIT B TO GENERAL ASSIGNMENT

                               PROPERTY CONTRACTS

                                     None.

                        EXHIBIT C TO GENERAL ASSIGNMENT

                               COMMERCIAL LEASES

                                EXHIBIT 7.2.1.6
                  SELLER'S CERTIFICATION OF NON-FOREIGN STATUS

     To inform Everest Storage Holdings, LLC, a California limited liability company ("TRANSFEREE"), that withholding of tax under Section 1445 of the Internal Revenue Code of 1986, as amended (the "CODE"), will not be required upon the transfer of certain rights relating to real property, located in the Broward County, State of Florida, to Transferee, by Johnstown/Consolidated Income Partners, a California limited partnership ("TRANSFEROR"), Transferor hereby certifies to Transferee:

     1. Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and the Income Tax Regulations promulgated thereunder);

     2.  Transferor's U.S. tax identification number is               ; and

     3. Transferor's office address is Johnstown/Consolidated Income Partners, at c/o AIMCO, 1873 South Bellaire Street, Suite 1700, Denver, Colorado 80222.

     Transferor understands that this Certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

     Transferor understands that Transferee is relying on this Certification in determining whether withholding is required upon said transfer.

     Under penalty of perjury the undersigned declares that he has examined this Certification and to the best of his knowledge and belief it is true, correct and complete, and he further declares that he has authority to sign this Certification on behalf of Transferor.
                          JOHNSTOWN/CONSOLIDATED INCOME PARTNERS,
                          a California limited partnership

                          By: ConCap Equities, Inc.,
                             a Delaware corporation
                             its managing general partner

                             By:
                               Patrick J. Foye, vice president